EXHIBIT 99.1

        Velocity Asset Management, Inc. Completes $1.8 Million Financing
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RAMSEY, N.J., (Oct. 31, 2005) -- Velocity Asset Management, Inc. (OTC Bulletin
Board: VCYA), a distressed asset management and liquidation company, announced today it has completed a $1.8 million financing through the sale of a 10% convertible debenture and an associated warrant to purchase 200,000 shares of the Company's common stock at an exercise price of $3.10 per share. The Company has the right to repay any portion of the debenture until March 31, 2006 without penalties.

The debenture is initially convertible into shares of the Company's common stock at a conversion price of $4.00 per share. Any amount of the debenture that remains unpaid on or after April 1, 2006 will then become convertible into shares of the Company's common stock at a conversion price of $2.525 per share (125% of the 5 day average closing price immediately prior to the closing date). The Company has agreed to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the debenture and exercise of the warrant.

During the three months ended September 30, 2005, Velocity Investments purchased consumer receivable portfolios aggregating approximately $77.1 million in outstanding principal amount for a purchase price of approximately $4.58 million, bringing the aggregate outstanding principal amount of consumer receivables under management to approximately $136.7 million, an increase of 750% as compared to approximately $16 million as of September 30, 2004.

Commenting on the announcement, Jack Kleinert, CEO of Velocity Asset Management, stated, "This interim financing allows us to continue to acquire larger non-performing portfolios of consumer receivables. We anticipate further expansion of our capital base and growth of our business during the remainder of 2005 and 2006."

For a complete description of the debentures and all related documents, please refer to the Company's Form 8-K that will be filed in connection with the transaction and the transaction documents attached as exhibits to such Form 8-K.

About Velocity Asset Management, Inc.
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Velocity Asset Management, Inc. is a Delaware corporation that focuses on the purchase, resale, and collection of distressed assets through its three wholly-owned subsidiaries, Velocity Investments, LLC, J Holder Inc. and VOM, LLC. Velocity Investments, LLC is a consumer receivables asset management and liquidation company, which purchases, manages and liquidates portfolios of unsecured consumer receivables. J. Holder, Inc. invests in, and maximizes the return on real property sold at sheriff's foreclosure sales and judgment execution sales, acquires defaulted mortgages and partial interests in real property with the goal of re-selling the property or perfecting the partial interest for resale. VOM, LLC focuses on purchasing, managing and maximizing the return on New Jersey municipal tax liens.

FORWARD-LOOKING STATEMENTS: This Press Release contains or may contain forward-looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management. When used herein the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management identify forward- looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties and assumptions relating to the Company's operations and results of operations and any businesses that may be acquired by the Company, including our future growth in our consumer receivables business and further expansion of our capital base and business. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

Company Contact:                           For Investors:
Jim Mastriani, CFO                         Robert B. Prag, President
Velocity Asset Management                  The Del Mar Consulting Group, Inc.
(732) 556-9090                             (858) 794-9500
jjm@velocitycollect.com                    bprag@delmarconsulting.com